Exhibit 10.20

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (hereinafter referred to as this “Agreement”), dated November 16, 2017 (hereinafter referred to as the “Execution Date”), is made by and between EARTHSTONE LEGACY PROPERTIES, LLC, a Texas limited liability company (hereinafter referred to as “Seller”), and STATOIL OIL & GAS LP, a Delaware limited partnership (hereinafter referred to as “Buyer”). Seller and Buyer are herein collectively referred to as “Parties” and separately as “Party”.

This Agreement shall be effective as of the Execution Date, but the conveyances of the Properties contemplated herein shall be effective as of 12:01 AM prevailing central time on December 1, 2017 (hereinafter referred to as the “Effective Time”).

1.1Agreement.  At Closing, Seller shall sell, assign, transfer and convey and Buyer shall purchase and accept, in each case as of the Effective Time, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, all of Seller’s right, title and interest, together with all of Seller’s duties and obligations, in, to and under the following described properties, rights and interests (such right, title and interest, singularly referred to as the “Property” or collectively referred to as the “Properties”):

a.the oil, gas and/or mineral leases and other properties described in Exhibit A, including any ratifications, extensions and amendments thereto (hereinafter referred to as the “Leases”), and the lands covered thereby, including all fee mineral interests, royalty interests, overriding royalty interests, non-participating royalty interests, executive rights, production payments, net profits interests, reversionary interests, operating interests and any other leasehold or mineral interests of any kind or nature, and any lands pooled, unitized or communitized therewith (hereinafter referred to as the “Lands”);

b.the oil, gas and condensate wells (whether producing, shut-in or temporarily abandoned), water source, water injection or other injection or disposal wells and systems located on, within the geographic boundaries of or otherwise affected by the Leases, the Lands or the Units (as defined herein), including those described in Exhibit B (hereinafter referred to as the “Wells”);

c.all other rights (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in the oil, gas and other minerals in and under or that may be produced from the Lands, Leases, Units and Wells, even though Seller’s interest in the oil, gas and other minerals may be incorrectly described in, or omitted from, Exhibit A or Exhibit B;

d.all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders relating to Seller’s interest in any of the Properties described in Articles 1.1(a), (b) and (c), and in the Properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) (hereinafter referred to as the “Units”);

e.all contracts or agreements, including all sales, purchase, exchange, gathering, transportation, processing and oil and gas marketing contracts, operating agreements, unit agreements, balancing agreements, farmout agreements, farmin agreements, participation agreements and exploration agreements, insofar and only to the extent that such agreements and contracts cover or relate to: (i) any of the Properties described in Articles 1.1(a), (b), (c), (f), or (g) or (ii) the exploration, development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom, including, those contracts or agreements described on Exhibit C  (hereinafter collectively referred to as the “Contracts”);

f. all materials, supplies, machinery, equipment, facilities, supervisory control and data acquisition systems, improvements and other personal property and fixtures located on the Lands or the Units (including but not by way of limitation, all Wells, wellheads, wellhead equipment, processing equipment, pumping units, flowlines, pipelines, gas lines, power lines, tubing, platforms, separators, treaters, rods, tanks, buildings, towers, SCADA equipment, radios, meters, computers, spare parts, junk, injection facilities, saltwater disposal facilities, compressors, compression facilities, gathering systems, and other equipment) that are used or held for use primarily in connection with any of the Properties described in Articles 1.1(a), (b), (c), (d) or (g) (hereinafter collectively referred to as the “Equipment”);

g.all easements, rights-of-way, surface leases, fee surface interests, and other surface rights, all permits and licenses, and all other appurtenances being primarily used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the Properties described in Articles 1.1(a), (b), (c) or (d), or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto), including, without limitation, these set forth on Exhibit D;

h.the oil, gas, and other hydrocarbons (including crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, and other hydrocarbons, whether gaseous or liquid) (hereinafter collectively referred to as the “Hydrocarbons”) produced from or attributable to the Wells, Lands or Units from and after the Effective Time; and

i.any and all original (or copies, if originals are not available) lease files, right-of-way files, division order files, well files, abstracts, title opinions, title files, contract/agreement files, marketing files, revenue files, accounting files, payment files and any and all other files, information, and records, including, without limitation, all seismic data to the extent that it is transferable, and geological records, data, surveys, and interpretations, insofar as they relate to any of the Properties described herein (hereinafter collectively referred to as the “Records”).

1.2Excluded Assets.  All properties, rights and interests of Seller or its affiliates other than the Properties are retained by Seller or such affiliates, as applicable, and are referred to herein collectively as the “Excluded Assets”.

2.Purchase Price.  The purchase price for the Properties shall be the amount of Twenty-Seven Million Dollars and No/100 ($27,000,000.00), subject to the adjustments as provided herein (hereinafter referred to as the “Purchase Price”) and the portion of the unadjusted Purchase Price allocated to each Well as reflected on Schedule 2.2, is herein referred to as the “Allocated Value”).  Buyer has paid by wire transfer in immediately available funds, ten percent (10%) of the Purchase Price to Seller, to Seller’s bank account, as a performance deposit (hereinafter referred to as the “Deposit”) and the remainder of the Purchase Price shall be payable by Buyer to Seller at Closing by wire transfer in immediately available funds to Seller’s bank account (the details of which shall be part of the Preliminary Settlement Statement (as defined herein)).

3.Closing.  The closing (hereinafter referred to as the “Closing”) of the sale of the Properties contemplated by this Agreement shall take place electronically on December 20, 2017 at 10:00 a.m., provided that all of the conditions to Closing set forth in Article 10 have been satisfied or waived (other than such conditions as may be, by their terms, only satisfied at the Closing or on the Closing Date).  The date on which the Closing actually occurs may be referred to herein as the “Closing Date”.

4.Representations and Warranties.  Each Party (hereinafter referred to as the “Representing Party”), as to such Representing Party, represents and warrants to the other Party as of the Execution Date and the Closing Date (unless a specific date is set forth below, in which case such specific date shall apply to such representation and warranty), as follows:

a.Valid and Binding.  Where Seller is the Representing Party, such Party is duly qualified and has full right and authority to own the Properties.  Where Buyer is the Representing Party, as of the Closing, such Party shall be duly qualified and has full right and authority to own the Properties.  This Agreement, the Assignment (as defined herein) (when delivered) and any other document executed by the Representing Party in connection herewith, will constitute the enforceable, valid, and binding obligations of the Representing Party, enforceable against the Representing Party in accordance with its terms.

b.Organization and Existence.  The Representing Party is duly organized, validly existing and in good standing under the laws of the state of its formation.

c.Power, Authority and Non-Contravention.  The Representing Party has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby.  The consummation of the transactions contemplated by this Agreement does not violate or conflict with:

(i)	any provision of the limited liability company agreement, operating agreement, or other governing documents of the Representing Party;
(ii)	any agreement or instrument to which the Representing Party is a party or by which the Representing Party is otherwise bound; or
(iii)

any judgment, order, license, permit, ruling or decree applicable to the Representing Party or where the Representing Party is as a party in interest or any law, rule, permit or regulation applicable to the Representing Party.

d.No Broker’s Fees.  The Representing Party has incurred no obligation contingent or otherwise, for any broker’s, finder’s or consultant’s fees for which the other Party will be liable.

e.No Pending Claims.  There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental authority and no legal, administrative or arbitration proceeding pending or, to the Representing Party’s knowledge, threatened, against the Representing Party or any of its affiliates that has, or will, affect the Representing Party’s ability to consummate the transactions contemplated herein.  In addition, Seller represents and warrants to Buyer that there is no suit, action, or claim pending or, to Seller’s knowledge, threatened, arising out of or related to the Properties or Seller’s ownership of all or any portion thereof, including without limitation any claim or action alleging any breach, termination, or cancellation of any or all of the Properties.

f.No Bankruptcy Proceedings.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the Representing Party’s knowledge, threatened against the Representing Party.

g.Compliance with Anti-Bribery Laws.      The Representing Party has not made, offered, authorized, requested, received or accepted or will not make, offer, authorize, request, receive or accept, in each case, with respect to the matters that are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or indirectly, through any Person, to or for the use or benefit of any Person, where such payment, gift, promise or advantage would violate (a) applicable anti-corruption Laws of the United States, (b) the US Foreign Corrupt Practices Act, or (c) the principles described in (i) the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997 and effective on February 15, 1999 and (ii) such Convention’s Commentaries.

5.Additional Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the Execution Date and the Closing Date (unless a specific date is set forth below, in which case such specific date shall apply to such representation and warranty), as follows:

a.Consents and Preferential Purchase Rights.  Except as set forth on Schedule 5(a), there are no restrictions on assignment (including requirements for consents from third parties to any assignment), preferential purchase rights, rights of first refusal or similar arrangements (“Consents and Preferential Rights”) applicable to any or all of the Properties that, in each case, that are required to be obtained in connection with the transfer of any or all of the Properties by Buyer as contemplated hereby or the consummation of the other transactions contemplated by this Agreement.  Any and all Consents and Preferential Rights described on Schedule 5(a) will be handled as outlined under Article 8(e) and (f) of this Agreement.

b.Taxes.  All ad valorem, real property, severance and other similar taxes due and payable by Seller with respect of any or all of the Properties or production therefrom prior to the Effective Time have been paid, except ad valorem taxes for the accounting year in which the Closing occurs that are not yet due and payable.  All tax returns relating to or prepared in connection with any such taxes that are required to be filed by Seller have been timely filed and all such tax returns are true, correct and complete in all material respects, and all such taxes that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such taxes.  Seller’s interest in the Properties are not, or prior to Closing will not be, subject to tax partnership reporting for federal income tax purposes.

c.Contracts.  Schedule 5(b) sets forth all Contracts of the following type (hereinafter collectively referred to as the “Material Contracts”): (i) any Hydrocarbon purchase and sale, transportation, gathering, treating, compressing, processing, dedication, storage, operating or similar Contract, (ii) any Contract that is a joint operating agreement, farmin agreement, farmout agreement, term assignment, participation agreement, area-of-mutual-interest agreement, communitization agreement, lease purchase agreement, prospect generation agreement or other similar agreement, to the extent, and then only to the extent, that such agreements contain any outstanding obligations required to be performed by, or that are otherwise binding on, Seller that will be binding on Buyer after Closing, (iii) any Contract that (A) cannot be terminated by Seller (or by Buyer after Closing) without penalty upon 30 days’ or less notice or (B) involves an annual obligation or income more than Ten Thousand Dollars and No/100 ($10,000.00), (iv) any Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial Contract, and (v) any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract.  All of the Contracts are in full force and effect.  Seller is not in material breach or default (and no situation exists that, with the passing of time or giving of notice would create a material breach or default) under any Contract, and, to Seller’s knowledge, no material breach or default by any third party (or situation that, with the passing of time or giving of notice would create a material breach or default) exists or is threatened.  True, complete and correct copies of all Contracts have been provided to Buyer on or prior to the Execution Date.

d.P&A.  Except as set forth on Schedule 5(c), there exists no Well that (i) Seller is currently obligated by applicable law or contract to plug and abandon or (ii) has been plugged and abandoned in a manner that does not comply in all material respects with applicable laws and rules, regulations, permits, judgments, orders and decrees of any court or the applicable federal and state regulatory authorities.

e.Compliance with Laws.  There has been no material violation of any law or regulation (excluding any Environmental Law (defined below) or regulation, which is expressly covered by Article 5(f) relating to the ownership of the Properties by Seller) or, to Seller’s knowledge, the operation of the Properties by any other person.

f.Environmental.

(i)

With respect to the Properties, Seller has not entered into, and, to Seller’s knowledge, no predecessor to Seller has entered into, or is subject to, any material agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of governmental entities in existence as of the Execution Date that is based on any Environmental Laws or that require any remediation or change in the present conditions of the Properties.

(ii)

Seller has not received written notice and has no knowledge of (a) any release, disposal, event, condition, activity or incident related to any hazardous substances that may impact any portion of the Properties; (b) any violations of, or liability under Environmental Laws with respect to the presence of any hazardous materials at, on, under, or emanating to or from any of the Properties; or (c) any actual or potential liability for the investigation or remediation of any disposal or release of hazardous materials at, on, under or emanating to or from any of the Properties.

(iii)

True, complete and correct copies of all investigations, audits or other reports addressing environmental matters, if any, related to Seller’s ownership of any portion of the Properties that are in Seller’s possession or control have been provided to Buyer.

g.Current Commitments. Except as set forth in Schedule 5(d), as of the Execution Date, there are no outstanding authorities for expenditures or other written capital proposals proposed by Seller to any person or proposed by any person to Seller, to conduct operations (hereinafter referred to as the “AFEs”) relating to the Properties that are in excess of Ten Thousand Dollars & No/100 ($10,000.00) (net to Seller’s interest) and for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

h.Imbalances. Schedule 5(e) sets forth all imbalances associated with any of the Wells as of the Effective Time (hereinafter referred to as the “Imbalances”).

i.Take-or-Pay.  Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment, to deliver Hydrocarbons attributable to the Properties, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery that would be binding on Buyer after Closing.

j.Non-Consent. Excluding the wells listed on Schedule 5(f), as of the Execution Date, no operations are being conducted or have been conducted on the Properties with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of Seller’s rights have not yet reverted to it.

k.Litigation. There are no proceedings pending or threatened in writing against Seller that affect the Properties or against the Properties, or that seeks to enjoin or otherwise prohibit any of the transactions contemplated in this Agreement.

l.Condemnation.Seller has not received any written notice of any pending or threatened condemnation of any portion of the Properties.

m.Liens. Other than Permitted Encumbrances (defined below), the Properties are not burdened by any outstanding liens, mortgages, security interests, pledges, charges or encumbrances, or other arrangements substantially equivalent thereto.

n.Fair Value. Seller hereby represents and warrants, and the Parties agree that: (i) the consideration given and to be exchanged by the Parties and to be received by Seller as provided in this Agreement shall constitute a contemporaneous or substantially contemporaneous exchange of equivalent value for the Properties transferred by Seller to Buyer, (ii) Seller and Buyer entered into this Agreement in good faith, (iii) no Party requires any further information, facts, research, evidence, or third party analysis or opinion in connection with the Parties’ decision to execute this Agreement and (iv) no Party shall have the right to benefit in any manner, either directly or indirectly, from the assertion by any person or entity that the receipt by any Party to this Agreement of consideration to be exchanged pursuant to this Agreement, shall constitute or shall have constituted less than reasonably equivalent value for the consideration given pursuant to this Agreement, or a preferential payment with respect to any debts or obligations resolved pursuant to this Agreement.

6.Additional Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as of the Execution Date and as of the Closing Date (unless a specific date is set forth below, in which case such specific date shall apply to such representation and warranty), as follows:

a.Independent Evaluation. Buyer (i) is sophisticated in the evaluation, purchase, ownership of oil and gas properties and related facilities, (ii) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Properties, Buyer’s acquisition, ownership, and its obligations hereunder, and (iii) is able to bear the economic risks associated with the Properties, Buyer’s acquisition, ownership and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, (x) Buyer has relied or shall rely solely on the representations, warranties and covenants of Seller under this Agreement and the special warranty of title in the Assignment, its own independent investigation and evaluation of the Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement, and (y) subject to Seller’s representations and warranties in Articles 4 and 5 and the special warranty of title in the Assignment, and subject to Seller’s indemnification obligations in Article 12, Buyer has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Properties.

b. Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Properties for its own account and not with a view to a sale, distribution, or other disposition thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.

7. Disclaimer of Warranties. Other than the express representations and warranties of Seller contained in Articles 4 and 5 and the special warranty of Defensible Title in the Assignment (as hereinafter defined), Seller hereby expressly disclaims any and all other representations and warranties, express, implied, statutory or otherwise. Buyer agrees that the Properties are being sold by Seller “where is” and “as is,” with all faults. Specifically as a part of the foregoing, but not in limitation thereof, Buyer acknowledges that Seller has not made and Seller expressly disclaims any representation or warranty, whether express, implied, under common law, by statute or otherwise, as to the title or condition of the Properties.

a.NORM and Hazardous Materials.  Buyer acknowledges that the Properties have been used for exploration, development and production of Hydrocarbons and that there may be Hydrocarbons, produced water, wastes, Hazardous Materials or other materials located on or under the Properties or associated with the Properties.  Buyer further acknowledges that the equipment and sites included in the Properties, and the materials and equipment located on the Properties, or included in the Properties may contain wastes, hazardous materials and/or NORM.  Buyer acknowledges that NORM may affix or attach itself to the inside of Wells, materials and equipment as scale or in other forms.  Buyer acknowledges that hazardous materials, NORM containing material, and/or wastes may have come in contact with the soil or other environmental media.  Furthermore, Buyer acknowledges that special procedures may be required for the remediation, removal, transportation, disposal or other management or handling of soil, water, wastes, hazardous materials, and NORM from the Properties.

8.Title Matters.

a.Title Defects.  As used herein, the term “Title Defect” shall mean (x) any lien, encumbrance, defect or failure of Seller’s ownership of any or all of the Properties or lack of information provided by Seller evidencing Seller’s ownership of any or all of the Wells, as shown on Exhibit B, that causes Seller not to have Defensible Title, or (y) other than any disclosures on Schedule 5(f), any suspended interest or non-consent/deemed non-consent election by Seller in a Well which causes Seller to not receive any revenue from such Well.  No individual Title Defect shall be asserted by Buyer unless the amount of such individual Title Defect is in excess of Fifteen Thousand Dollars & No/100 ($15,000.00).  As used herein, the term “Defensible Title” shall mean title to the Properties (on a property-by-property basis) that, subject to Permitted Encumbrances:

(i)	entitles Seller to receive not less than the net revenue interest for each of the Wells, as set forth in Exhibit B;
(ii)	obligates Seller to bear not more than the working interest for each of the Wells, as set forth in Exhibit B; and
(iii)	will be free and clear of all mortgages, liens, defects and other encumbrances at the time of Closing.

As used herein, “Permitted Encumbrances” shall mean (i) royalty interests, overriding royalty interests, working interests and other payments on production to the extent they do not, individually or in the aggregate, reduce Seller’s net revenue interest in any of the Properties from that specified in Exhibit B, as applicable; (ii) liens for taxes for which payment is not due; (iii) liens of mechanics, materialmen, warehousemen, landlords, vendors, and carriers and any similar liens arising by operation of law that, in each instance, arise in the ordinary course for sums not yet due; (iv) the terms of the Contracts, provided that such Contracts are listed on Schedule 5(c) and true, complete and correct copies thereof have been delivered to Buyer on or prior to the Execution Date; (v) easements, rights of way, servitudes, permits, and surface leases to the extent, individually or in the aggregate, such rights could not reasonably be expected to impair the ownership, operation, development, production or use of the Property or any portion thereof; (vi) plat restrictions, zoning laws, restrictive covenants and conditions, and building and other land use laws; (vii) mortgages, security interests, pledges and similar encumbrances burdening the Properties for which Seller obtains a full release prior to or contemporaneously with the Closing; and (viii) consents and approvals from governmental authorities for the assignment of the Properties to Buyer that are customarily and reasonably obtained after the assignment of properties similar to the Properties.

b.Notice of Title Defects.  If Buyer determines that any or all of the Properties are subject to any Title Defect, then Buyer may deliver to Seller written notice of such Title Defects on or before December 13, 2017.  Seller shall have the right, but not the obligation, to attempt to cure any asserted Title Defects prior to Closing.  For any Title Defect not cured prior to Closing, Seller may either convey the Property subject to the Title Defect, either with or without indemnification, to Buyer at Closing, or remove the Property subject to the Title Defect from the Properties conveyed at Closing.

c.Title Defect Amount.  If any Title Defect is not cured or removed prior to Closing and Buyer does not waive such Title Defect, then the Purchase Price payable at Closing by Buyer shall be reduced pursuant to Article 11(a)(iv) by an amount equal to the following (hereinafter referred to as the “Title Defect Amount”):

(i)	if Buyer and Seller agree on the amount, then that amount shall be the Title Defect Amount;
(ii)

if the Title Defect represents a decrease in (A) the actual net revenue interest for any Well, below (B) the net revenue interest set forth in Exhibit B for such Well, then the Title Defect Amount shall be the product of (y) the Allocated Value of such Well multiplied by (z) a fraction, the numerator of which is the net revenue interest shown on Exhibit B minus the actual net revenue interest for such Well and the denominator of which is the net revenue interest for such Well set forth in Exhibit B;

(iii)

if the Title Defect represents Seller owning a working interest in a Well or Property which is larger than the Working Interest shown on Exhibit B, but only to the extent there is not a proportionate increase in the net revenue interest for such Well or Property, then the Title Defect Amount shall be the product of (y) the Allocated Value of such Well or Property multiplied by (z) a fraction, the numerator of which is the working interest increase and the denominator of which is the working interest shown for such Well or Property on Exhibit B.

(iv)

if the Title Defect represents a suspended interest or non-consent/deemed non-consent election by Seller in a Well, other than those disclosed on Schedule 5(f), which causes Seller to not receive any revenue from such Well, the Title Defect Amount shall be the Allocated Value for such Well.

(v)

if the Title Defect results from a lack of information provided by Seller to prove Seller’s ownership of any or all of the Wells, as shown on Exhibit B, then (a) if Buyer is able to calculate a working interest and/or net revenue interest from the limited title documentation provided by Seller for such Well, the Title Defect amount shall be the Allocated Value for such Well multiplied by the difference between the working interest and/or net revenue interest shown on Exhibit B for such Well and the working interest and/or net revenue interest for such Well calculated by Buyer, or (b) if Buyer is unable to calculate a working interest and/or net revenue interest from the limited title documentation provided by Seller for such Well, the Title Defect amount shall be the Allocated Value for such Well.

(vi)

if the Title Defect consists of a lien, encumbrance or other charge that is undisputed and liquidated in amount, the Title Defect Amount shall be the undisputed and liquidated amount necessary to be paid to remove the Title Defect; and

(vii)

if the Title Defect is of a type not described above in subsections (i) through (v) above, then, in each case, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s interest in the Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Property, the values placed upon the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation.

In the event Seller and Buyer cannot agree on Title Defect Amount pursuant to the foregoing, then (A) Buyer’s good faith estimate of the Title Defect Amount (pursuant to the foregoing) shall be used for determining whether the conditions to Closing have been met (and the amount, if any, of any associated adjustment to be used for purposes of Closing) and (B) after Closing, the disputed amounts shall be finally resolved by a dispute resolution process using a single impartial arbitrator, with at least ten (10) years’ experience in oil and gas title issues, to be selected by mutual agreement of the Seller and Buyer, or, in the event Buyer and the Seller cannot agree on an arbitrator, such arbitrator shall be selected by the Houston office of the American Arbitration Association.  The arbitrator’s decision as to the Title Defect Amount shall be final and not appealable.  Buyer and Seller shall each bear its own attorneys’ fees and costs in such arbitration and the fees of such arbitrator shall be split equally between Buyer and Seller.  Such arbitration shall be conducted in Houston, Texas.  Once appointed, the arbitrator shall not have any ex parte communications with any of the affected parties.

d.Notwithstanding anything to the contrary contained in this Agreement, no adjustment of the Purchase Price shall be made for Title Defects for which notices have been timely and otherwise validly delivered, unless the aggregate of all Title Defect Amounts, as determined in accordance with this Agreement, equals or exceeds two percent of the Purchase Price.

e.Consents.  Prior to Closing, Seller shall use commercially reasonable efforts to obtain all consents set forth in Schedule 5(a) provided that Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such consents.  Seller shall deliver by certified mail return receipt requested written requests for such consents to the holder thereof.  If (a) Seller fails to obtain a consent prior to the Closing, (b) the failure to obtain such consent would cause the assignment of such Property or Properties to Buyer to be void, and (c) the requirements of Article 8 are met, then the portion of the Property or Properties subject to such failed consent shall constitute a Title Defect (subject to the terms of Article 8), and Seller and Buyer shall have the right and remedies set forth in Article 8 with respect thereto.

f.Preferential Rights to Purchase.  Prior to Closing, Seller shall use commercially reasonable efforts to comply with all preferential rights to purchase or similar rights relative to the sale of any of the Properties as set forth in Schedule 5(a), provided that Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of the Preferential Rights to Purchase.  In accordance with this Agreement and the applicable Contracts, Seller shall deliver by certified mail return receipt requested written notices of the proposed transfer of any Properties subject to the Preferential Rights to Purchase to the holders of such rights.  Seller shall promptly notify Buyer if any Preferential Rights to Purchase are exercised or if the requisite period has elapsed without said rights having been exercised.  If a Third Party who has been offered an interest in any Property or Properties pursuant to a Preferential Right to Purchase elects, prior to Closing, to purchase such Property or Properties pursuant to the aforesaid offer, then the Property or Properties or part thereof so affected will be deemed an Excluded Asset or Assets, the Purchase Price will be reduced by the Allocated Value attributable thereto, and (subject to the other terms of this Agreement) the Parties shall proceed to Closing.  If, as of the Closing Date, no waiver, consent or exercise notice has been received by Seller from the holder of a Preferential Right to Purchase and the time for exercising such Preferential Right to Purchase has not expired, then the Properties covered by the Preferential Right to Purchase will remain with Seller as Excluded Assets and the Purchase Price shall be adjusted by the Allocated Values of such Properties (or portions thereof). Upon the expiration of such Preferential Right to Purchase, to the extent such Preferential Right to Purchase has not been exercised, the Properties (or portions thereof) covered by such Preferential Right to Purchase shall be assigned to Buyer using a form of assignment substantially similar to the Assignment, and Buyer shall pay to Seller an amount equal to the Purchase Price adjustment referenced in the immediately foregoing sentence, subject to any adjustments for Title Defects.

9.Environmental Matters.

a.Environmental Law.  As used herein, the term “Environmental Law” shall mean any statute, law, ordinance, rule, regulation, code, order, judicial writ, injunction or decree issued by any federal, state or local governmental authority in effect on or before the Effective Time relating to the control of any pollutant or protection of the air, water, land or environment or the release or disposal of hazardous materials, hazardous substances or waste materials, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act, as amended, the Emergency Planning and Community Right to Know Act, as amended, and comparable state and local laws addressing pollution or protection of the environment, biological or cultural resources and all regulations implementing the foregoing.

b.Environmental Conditions.  As used herein, the term Environmental Conditions shall mean (a) any condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediment that causes Seller not to be in compliance with any Environmental Law or (b) any condition, environmental pollution, contamination or degradation on the Properties that would require remediation under any Environmental Law.

c.Notice of Environmental Conditions.  If Buyer determines that any of the Properties which are not operated by Buyer are subject to any Environmental Condition that has associated with it a Remediation Amount greater than Fifteen Thousand Dollars & No/100 ($15,000.00), then Buyer may deliver to Seller written notice of such Environmental Condition on or before the date December 13, 2017. Seller shall have the right, but not the obligation, to attempt to cure any asserted Environmental Condition prior to Closing.

d.Remedies for Environmental Conditions.  If any asserted Environmental Condition is not cured or removed prior to Closing and Buyer does not waive such asserted Environmental Condition, Seller shall have the option to (i) remove the portion of the Properties subject to such asserted Environmental Condition from the transaction contemplated by this Agreement and reduce the Purchase Price by the Allocated Value of the portion of the Properties so removed or (ii) reduce the Purchase Price by an amount equal to the most cost effective estimate reasonably available, consistent with industry standards, to perform any remediation required to comply with applicable Environmental Laws or to remedy the asserted Environmental Condition (hereinafter referred to as the “Remediation Amount”) or (iii) with Buyer’s consent, agree to fully indemnify Buyer for the asserted Environmental Condition.

e.Notwithstanding anything to the contrary contained in this Agreement, no adjustment of the Purchase Price shall be made for any asserted Environmental Conditions for which notices have been timely and otherwise validly delivered, unless the aggregate of all Remediation Amounts, as determined in accordance with this Agreement, equals or exceeds two percent (2%) of the Purchase Price.

10.Closing Obligations and Conditions.

a.Seller’s Obligations.  At the Closing, Seller shall do and deliver to Buyer the following:

(i)

execute, acknowledge and deliver assignments of the Properties, which shall contain a special warranty of Defensible Title by, through and under Seller, but not otherwise (hereinafter collectively referred to as the “Assignment”), which shall be in substantially the form of Exhibit E, together with any federal, state, or other governmental agency form assignments necessary to transfer the Properties to Buyer;

(ii)	Letters-In-Lieu to all Operators/Disbursers;
(iii)	any consents and/or waivers of preferential rights to purchase, if any, Seller has obtained prior to Closing;
(iv)

furnish evidence reasonably acceptable to Buyer of release of all liens, mortgages, security interests, pledges, charges or encumbrances or other arrangements substantially equivalent thereto (other than Permitted Encumbrances) affecting the Properties or any part;

(v)	execute and deliver the Preliminary Settlement Statement in accordance with Article 11(b).
(vi)	such other documents, instruments and agreements as Buyer reasonably requests as required to consummate the transactions contemplated by this Agreement.

b.Buyer’s Obligations.  At the Closing, Buyer shall do and deliver to Seller the following:

(i)	execute, acknowledge and deliver the Assignment, together with the federal, state, or other governmental agency form assignments necessary to transfer the Properties to Buyer;
(ii)	deliver by wire transfer to Seller an amount equal to the Purchase Price, as adjusted under Article 11(a); and

(iii)	execute and deliver the Preliminary Settlement Statement in accordance with Article 11(b).
(iv)	such other documents, instruments and agreements as Seller reasonably requests as required to consummate the transactions contemplated by this Agreement.

c.Buyer’s Conditions.  Buyer’s obligation to proceed to Closing is, at Buyer’s election, subject to the fulfillment of each of the following conditions, prior to or at Closing:

(i)

All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made as of the Closing Date, and Seller shall have, in all material respects, performed and satisfied all covenants and fulfilled all conditions required by this Agreement.

(ii)

The aggregate downward adjustment to the Purchase Price to be applied at Closing due to any Title Defects and asserted Environmental Conditions does not exceed twenty percent (20%) of the Purchase Price.

(iii)	Seller has executed and/or delivered, as applicable, all of the items listed in Article 10(a)(i), (ii), (iii) and (iv).

Notwithstanding anything to the contrary, Buyer may, in its sole discretion, terminate this Agreement if any or all of the conditions set forth in Article 10(c)(i), (ii), or (iii) have not been satisfied as of the Closing Date, in which case this Agreement shall be of no further force and effect, Seller shall return the Deposit to the Buyer, and neither Party shall have any further obligation or liability hereunder.  Notwithstanding anything to the contrary, Buyer may, in its sole discretion, terminate this Agreement if the conditions set forth in Article 10(c)have not been satisfied as of January 31, 2018 (hereinafter referred to as the “Outside Date”), in which case this Agreement shall be of no further force and effect, Seller shall return the Deposit to the Buyer, and neither Party shall have any further obligation or liability hereunder.

d.Seller’s Conditions.  Seller’s obligation to proceed to Closing is, at Seller’s election, subject to the fulfillment of each of the following conditions, prior to or at Closing:

(i)

All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made as of the Closing Date, and Buyer shall have, in all material respects, performed and satisfied all covenants and fulfilled all conditions required by this Agreement.

(ii)	The aggregate downward adjustment to the Purchase Price to be applied at Closing due to any Title Defects and Environmental Conditions does not exceed twenty percent (20%) of the Purchase Price.
(iii)	Buyer has executed and/or delivered, as applicable, all of the items listed in Article 10(b)(i), (ii), and (iii).

Notwithstanding anything to the contrary, Seller may, in its sole discretion, terminate this Agreement if any or all of the conditions set forth in Article 10(d)(i), (ii), or (iii) have not been satisfied as of the Closing Date, in which case this Agreement shall be of no further force and effect, Seller shall retain the Deposit, and neither Party shall have any further obligation or liability hereunder.  Notwithstanding anything to the contrary, Seller may, in its sole discretion, terminate this Agreement if the conditions set forth in Article 10(d) have not been satisfied as of the Outside Date, in which case this Agreement shall be of no further force and effect, Seller shall return the Deposit to the Buyer, and neither Party shall have any further obligation or liability hereunder.

11. Certain Adjustments; Settlement Statement.

a.At the Closing, appropriate adjustments to the Purchase Price shall be made between Buyer and Seller so that:

(i)

except as otherwise provided herein, all cost and expenses (including all ad valorem and property taxes, all drilling costs, all capital expenditures, all overhead charges under applicable operating agreements, all operating expenses and lease expenses):

(A)	which are attributable, allocable, or incurred in the ownership, use, and/or operation of the Properties, prior to the Effective Time, shall be borne by Seller; and
(B)	which are attributable, allocable, or incurred in the ownership, use, and/or operation of the Properties on or after the Effective Time, will be borne by Buyer;
(ii)	all proceeds (net of applicable production, severance, and similar taxes) from the sale of Hydrocarbons:
(A)	from the Properties and attributable to periods prior to the Effective Time, shall be received by Seller; and
(B)	from the Properties and attributable to periods on or after the Effective Time will be received by Buyer; and
(iii)

the Purchase Price is decreased by the Title Defect Amount for all uncured and unwaived Title Defects and the Remediation Amount for all uncured and unwaived asserted Environmental Conditions unless the Property related thereto is retained by Seller and not included in the Properties conveyed at Closing; and

(iv)	the Purchase Price is decreased by an amount equal to the Allocated Value for the Properties excluded pursuant to this Agreement.

b.On or before December 15, 2017, Seller shall have delivered to Buyer, based upon the best information reasonably available to it, a schedule setting forth Seller’s good faith estimate of the amount of the adjustments provided for in Article 9(a) (hereinafter referred to as the “Preliminary Settlement Statement”). Buyer and Seller shall have made all good faith efforts to agree on all adjustments in the Preliminary Settlement Statement prior to Closing, provided that if Buyer and Seller are unable to agree on such adjustments, then Buyer shall retain the right to dispute such matter in the manner set forth in Article 11(c). If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall receive a credit, for the amount of such excess, against the Purchase Price to be paid at the Closing, and, if the converse is true, Buyer shall pay, at the Closing (in addition to amounts otherwise then owed), the amount of such excess.

c. On or before ninety (90) days after the Closing, Seller shall in good faith prepare a final settlement statement (hereinafter referred to as the “Final Settlement Statement”) reflecting and itemizing all adjustments provided for in Article 11(a) (whether the same be made to account for expenses or revenues not considered in making the Preliminary Settlement Statement, or to correct errors made in the Preliminary Settlement Statement). Buyer shall respond in writing with any objections and proposed corrections to the Final Settlement Statement no later than thirty (30) days after the receipt of the Final Settlement Statement.  If Buyer timely delivers objections and proposed corrections, then the Parties shall endeavor to use all commercially reasonable efforts to resolve all such objections and proposed corrections.  If the Parties cannot resolve their differences within thirty (30) days of Seller’s receipt of Buyer’s objections and proposed corrections, then either Party may submit the matter for resolution by binding arbitration in accordance with Article 11(e).  If Buyer does not respond to the Final Settlement Statement by signing or objecting to it in writing within thirty (30) days of receipt, the proposed Final Settlement Statement will be deemed conclusively approved by Buyer and neither party shall have any recourse or claim with respect to any item contained therein.  Within three business days after the Parties’ approval (or deemed approval) of the Final Settlement Statement, any amount owing thereunder by Seller to Buyer or Buyer to Seller shall be paid and delivered in readily available funds.

d.Each of Buyer and Seller shall share all information available to such Party and pertaining to or relating to the adjustments contemplated by this Article 11 with the other Party. Should any additional items which would be the subject of adjustments provided for in Articles 11(a) and 11(c) come to the attention of Buyer or Seller after such adjustments under this Article 11 are concluded, such adjustments shall be made by appropriate payments from Buyer to Seller or from Seller to Buyer within ten (10) days of the date such information becomes available and is verified by both Parties. The Parties agree that any adjustments pursuant to this Article 11 shall be treated as adjustments to the Purchase Price for federal income tax purposes.

e.Any arbitration conducted as a result of Article 11(c) shall be a dispute resolution process using a single impartial arbitrator, with at least ten years’ experience in oil and gas accounting issues, to be selected by mutual agreement of the Seller and Buyer, or, in the event Buyer and the Seller cannot agree on an arbitrator, such arbitrator shall be selected by the Houston office of the American Arbitration Association.  The arbitrator’s decision as to the disputed amounts shall be final and not appealable.  Buyer and Seller shall each bear its own attorneys’ fees and costs in such arbitration and the fees of such arbitrator shall be split equally between Buyer and Seller.  Such arbitration shall be conducted in Houston, Texas.  Once appointed, the arbitrator shall not have any ex parte communications with any of the affected parties.

12.Indemnification.

a.Indemnification by Buyer. Except for the limited indemnification provided by Seller in Article 12(c) below, Buyer hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharge) all claims, obligations and liabilities, known or unknown, with respect to the Properties, regardless of whether such obligations or liability arose prior to, on, or after the Effective Time, including claims, obligations and liabilities relating in any manner to the Material Contracts, or the condition, use or ownership of the Properties. Buyer shall be solely liable and responsible to the Operators of the Properties for its proportionate share of all cost associated with the plugging and abandoning of all Wells and facilities now located or hereafter drilled or placed on the Properties by the Operators thereof, and any surface restoration or environmental clean-up or Environmental Liability associated therewith.

Buyer shall also indemnify and hold Seller harmless, it affiliates, and each of their respective officers, members, managers, partners, directors, employees, and representatives (hereinafter referred to as the “Indemnified Parties”) against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) incurred or suffered by the Indemnified Parties as a result of, relating to, or arising out of Buyer’s desire to physically access the Properties prior to Closing, then any and all claims for personal injuries to or death of Buyer’s employees, contractors, agents, consultants or representatives, or any damage to Buyer’s property or others acting on behalf of Buyer, regardless of whether such claims arise out of or result in whole or in part from the condition of the Properties or Seller’s (or its Affiliates, or its or their employees’, agents’, contractors’, successors’ or assigns’) sole or concurrent negligence or fault; and any and all claims for personal injuries to or death of employees of Seller, its Affiliates or Third Parties, and damage to the Property or Properties of Seller, its Affiliates or Third Parties, to the extent caused by the negligence, gross negligence or willful misconduct of Buyer;

b.Survival of Buyer Representations, Warranties, Indemnification, Covenants and Agreements.  The representations, warranties, indemnification, covenants and agreements of Buyer under this Agreement will survive Closing for a period of one (1) year.

c.Indemnification by Seller. Seller hereby retains and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharge) all claims, obligations and liabilities, known or unknown, with respect to the Properties, which obligations or liability arose prior to the Effective Time, including claims, obligations and liabilities relating in any manner to the Material Contracts, or the condition, use or ownership of the Properties but insofar and only insofar as to any and all properties not operated by Buyer and then only for a period of six months after Closing.

d.Survival of Seller Representations, Warranties, Covenants and Agreements.  Except for the special warranty of title contained in the Assignment and Article 13(a), the representations, warranties, covenants and agreements of Seller Buyer under this Agreement will survive Closing for a period of six (6) months or such shorter period if expressly set forth in this Agreement.  Any assertion or claim by Buyer under this Agreement must be made in a written notice delivered to Seller on or prior to the end of such six (6) months or shorter period.  Failure of Buyer to make such assertion or claim within such period will be deemed a waiver by Buyer of such assertion or claim, and Seller shall have no liability for such assertion or claim which is not timely made.

e.Casualty or Condemnation Loss.  If during the time period between the Execution Date and Closing, any portion of a Property or Properties is destroyed by a fire or other casualty or is taken in condemnation or under right of eminent domain (hereinafter collectively referred to as a “Casualty Loss”), Buyer will nevertheless be required to close and, at Seller’s option either (a) the Purchase Price will be reduced by Seller’s reasonable estimate of the amount of such Casualty Loss, such amount not to exceed the Allocated Value of such Property or Properties; or (b) the affected Property or Properties will be excluded from the transaction and deemed an Excluded Asset or Assets.

13.Miscellaneous.

a.Amendment to Exhibits and Schedules. The Buyer agrees that Seller shall have the continuing right until the Closing Date to add, supplement or amend the exhibits and schedules to this Agreement.

b.Taxes.  All sales, use or other taxes and duties, levies or other governmental charges (including recording or similar fees and expenses) incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Seller.  Seller shall retain responsibility for, and shall bear and pay, all taxes assessed with respect to the ownership and operation of the Properties for any period ending prior to the Effective Time and Buyer shall be responsible for, and shall bear and pay, all taxes assessed with respect to the ownership and operation of the Properties for any period from and after the Effective Time.

c.Access.  Upon execution of this Agreement and payment of the Deposit, Seller shall make available and grant access to Buyer and its representatives, employees, and consultants, during normal business hours, and at other mutually agreeable times prior to Closing, to (i) the Contracts, the Records, all title records (including, title opinions, curative title documents, and run sheets) and all revenue, cost accounting, payment and other similar records related to the Properties and (ii) the Leases, the Units, the Wells, and all other Properties.  Buyer shall have such access rights up to three (3) days prior to Closing.

d.Operations Prior to Closing.  Until the Closing or earlier termination of this Agreement, Seller shall: (i) notify Buyer of any claim or demand that might affect title to, or operation or use of, the Properties; (ii) notify Buyer of any changes, circumstances, facts or occurrences (whether or not within the control of any Seller, to the extent that such Seller has knowledge of the event) that if existing on the Execution Date would constitute a breach of any of the representations and warranties made by Seller herein, (iii) pay all taxes, costs and expenses attributable to its interest in the Properties as such taxes, costs and expenses become due and (iv) not (without Buyer’s prior written consent): (A) abandon any Well unless such abandonment is required by applicable law (and then only after providing prior written notice thereof to Buyer), (B) transfer, sell, release or otherwise dispose of all or any portion of any of the Properties, (C) directly or indirectly initiate, solicit, encourage, continue to discuss, entertain or accept any offer or proposal regarding the possible acquisition by any person other than Buyer (including by way of a purchase of equity, purchase of assets or merger, consolidation or reorganization), of all or any portion of the Properties, (D) commence or consent to an operation, other than routine maintenance or emergency repairs, if the estimated cost of the operation exceeds Ten Thousand Dollars and No/100 ($10,000.00) in the aggregate, (E) create a lien, security interest or other encumbrance on any of the Properties, (F) amend any Lease or Contract or enter into any new contract or other agreement affecting the Properties, or (G) waive, compromise or settle any claim that could affect ownership, operation or value of any of the Properties by an amount exceeding Ten Thousand Dollars and No/100 ($10,000.00) net to the interest in the Properties to be acquired by Buyer pursuant to this Agreement.

e.Further Assurances.  After the Closing, each Party at the request of the other and without additional consideration, shall execute and deliver, or shall otherwise cause to be executed and delivered, from time to time, such further instruments of conveyance or transfer, and do such further acts, as necessary to more fully and effectively convey and deliver the Properties to Buyer.

f.Entire Agreement.  This Agreement, the documents to be executed hereunder, and the Exhibits and Schedules attached hereto constitute the entire and exclusive agreement between the Parties with respect to the subject matter hereof.  No amendment, waiver or termination of this Agreement shall be binding unless in writing and executed by the Parties hereto and referencing this Agreement.

g.Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder must be in writing and delivered in person, by U.S. Mail postage prepaid, return receipt requested, Federal Express delivery (or other reputable delivery service), or electronic transmission (including electronic mail) (provided that notice by any electronic transmission is promptly followed with a copy delivered in person, by U.S. Mail postage prepaid, return receipt requested, or Federal Express delivery (or other reputable delivery service)), to the addresses of the applicable Party set forth below. Notices delivered in person or by electronic transmission shall be deemed received upon delivery, notices sent by U.S. Mail postage prepaid, return receipt requested, shall be deemed received on the date shown as received on the return notice, and notices sent by Federal Express delivery (or other reputable delivery service) shall be deemed received on the date shown on the confirmation of delivery.

Buyer:

Statoil Oil & Gas LP

6300 Bridge Point Pkwy

Building 2, Suite 100

Austin, TX  78730

Attention: Kate Beck

Bakken Asset Manager

Office Telephone: 512-427-3484

E-Mail: KACAP@statoil.com

Seller:

Earthstone Legacy Properties, LLC

1400 Woodloch Forest Drive

Suite 300

The Woodlands, TX 77380-1197

Attention: Christopher E. Cottrell

Executive Vice President Land & Marketing

Office Telephone:  281-771-3045

Office Fax:  832-823-0478

Mobile:  281-703-9219

E-Mail:  chris@earthstoneenergy.com

With a copy to:

Earthstone Legacy Properties, LLC

1400 Woodloch Forest Drive

Suite 300

The Woodlands, TX 77380-1197

Attention:  Robert Anderson

Executive Vice President Corporate Development & Engineering

Office Telephone:  281-771-3067

Office Fax:  832-823-0478

Mobile:  713-819-0104

E-Mail:  Robert@earthstoneenergy.com

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

h.Choice of Law.  Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas.

i.Venue.  Each Party irrevocably submits to the non-exclusive jurisdiction of any Texas state court or U.S. federal court sitting in Harris County, Texas in any dispute arising out of or relating to this Agreement, and hereby irrevocably agrees that all damages in respect of such dispute may be heard and determined in such Texas state or U.S. federal court.

j.Counterpart Execution.  This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart. The execution and delivery of this Agreement by Buyer and Seller may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon Buyer and Seller.

k.Remedies.  Notwithstanding anything herein to the contrary, neither Seller nor Buyer shall have any remedy arising under or related to this Agreement for any special, consequential or punitive damages; provided that any special, consequential, or punitive damages recovered by a third party (except an affiliate of the indemnified Party) shall be recoverable by a Party to the extent that such Party is entitled to indemnification for the matter with respect to which such damages are recovered.

l.Assignment.  This Agreement may not be assigned, in whole or in part, by either Party without the express written consent of the other Party, which consent may be withheld in its sole and absolute discretion, and any assignment that is made without such consent shall be void.

m.Confidentiality.  Neither Party may disclose the existence of this Agreement or any of the terms or provisions thereof, to any person, without the prior written consent of the other Party.  Notwithstanding the foregoing, a Party may disclose, or permit the disclosure of information which would otherwise be confidential, if and to the extent that it is required by applicable law or any securities exchange or regulatory, governmental or other authority with relevant powers to which any Party is subject or submits, whether or not the requirement has the force of law.

n.Successors and Assigns. This Agreement shall be binding upon and benefit the Parties’ respective successors and assigns, and the provisions hereof shall be covenants running with the land.

o.Third Party Beneficiaries. Except as expressly provided in Section 12, this Agreement is made solely for the benefit of the Parties hereto, and no other person shall have or claim or be entitled to enforce any rights, benefits or obligations under this Agreement.

p.Announcements. The Parties shall consult with each other with regard to all press releases and other announcements concerning (i) this Agreement or (ii) the operations within the Properties to the extent such press releases or announcements make reference to the name of the other Party and, except as may be required by law or the applicable rules and regulations of any governmental authority or stock exchange.  Neither Party shall issue any such press release or make any other announcement without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

q. Rules of Construction.  As used in this Agreement, (i) any pronoun in masculine, feminine or neuter gender shall be construed to include all other genders, (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including without limitation,” except where the context clearly otherwise requires, (iii) each term defined in this Agreement in the singular shall include the plural of that term, and each term defined in this Agreement in the plural shall include the singular of that term, (iv) the words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement unless the context clearly or expressly provides or indicates otherwise, (v) the term “person” means any individual, firm, corporation, company, partnership, joint venture, limited partnership, limited liability company, association, trust, estate, labor union, organization, governmental authority or any other entity, (vi) the term “affiliate” shall mean, with respect to any person, any person directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with such person and “control”, including the correlative terms “controlled” and “controlling”, means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person and (vii) any reference herein to the “knowledge” or “awareness” of a Party shall mean the actual knowledge or awareness of any of such Party’s owners, officers or members of its governing authority and the knowledge or awareness that a reasonably prudent person should have (whether by inquiry or otherwise) in the same or similar circumstances. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms and the conditions of this Agreement.  No information or knowledge obtained or capable of being obtained by a Party or any of its representatives, whether through investigation, due diligence efforts or otherwise, shall affect or be deemed to modify any representation, warranty, covenant or other agreement of any Party contained herein.  Each Party shall have the right to rely fully upon the representations, warranties, covenants and other agreements of the other Party contained in this Agreement.   The Parties and their respective counsel participated in the review and/or preparation of this Agreement.  In the event of any ambiguity in this Agreement, all Parties acknowledge and agree that no presumption shall arise based on the identity of the draftsman of any provision of this Agreement.

Signature Page Follows

Executed, on the Execution Date, by:

SELLER:

EARTHSTONE LEGACY PROPERTIES, LLC

By:	/s/ Christopher E. Cottrell
Christopher E. Cottrell
Executive Vice President Land & Marketing

BUYER:

STATOIL OIL AND GAS LP

By Statoil Oil & Gas Services Inc., Its General Partner

By:	/s/ Kate Beck
Name:	Kate Beck
Title:	Asset Manager

Exhibits and Schedules

Exhibit A:	Leases and Lands
Exhibit B:	Wells
Exhibit C:	Contracts
Exhibit D:	Easements
Exhibit E:	Assignment Form

Schedule 2.2:	Allocated Values
Schedule 5(a):	Consents and Preferential Rights To Purchase
Schedule 5(b):	Material Contracts
Schedule 5(c):	P&A
Schedule 5(d):	Current Commitments
Schedule 5(e):	Imbalances
Schedule 5(f):	Non-Consent Wells